ANNUAL GENERAL MEETING OF THE SHAREHOLDERS

MANAGEMENT PROXY CIRCULAR

APRIL 22, 2013

GOLDEN SHARE MINING CORPORATION

(The “Corporation”)

INFORMATION CIRCULAR

April 22, 2013

SOLICITATION OF PROXIES

This Management Proxy Circular (the “Circular”) pertains to the solicitation, by management of the Corporation of proxies to be used at the Annual General Meeting of the Shareholders of the Corporation (the “Meeting”) which will be held on the date, at the place and for the purposes indicated in the attached notice of meeting (the “Notice of Meeting”) or any adjournment thereof. The Corporation is assuming the cost of this solicitation. Accordingly, the management of the Corporation has drafted this Circular that it is sending to all the security holders entitled to receive a notice of meeting.

If you cannot attend the Meeting in person, complete and return the enclosed form of proxy following the instructions therein.

QUORUM FOR THE TRANSACTION OF BUSINESS

The Corporation’s by-laws provide that the quorum at a meeting of the shareholders of the Corporation shall be constituted by the attendance of one or more shareholders, present in person or represented by proxy, holding at least 10 % of the votes attached to outstanding voting shares of the Corporation.

RIGHT OF REVOCATION OF PROXIES AND APPOINTMENT OF PROXYHOLDERS

The persons named in the enclosed form of proxy are directors and officers of the Corporation. A shareholder has the right to appoint as his or her proxy a person, who need not be a shareholder, other than the person whose name is printed on the accompanying form of proxy. A shareholder who wishes to appoint some other person to represent him or her at the Meeting may do so by either inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy.

A shareholder may revoke a proxy at any time by sending an instrument in writing executed by him or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized in writing, at the same address where the form of proxy was sent and within the delays mentioned therein or two business days preceding the date the Meeting resumes if it is adjourned, or remit to the chairman of such Meeting on the day of the Meeting or any adjournment thereof if applicable.

EXERCISE OF DISCRETIONARY POWER BY PROXIES

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the instructions of the shareholder appointing them.

In the absence of instructions, the agent will exercise the right to vote IN FAVOUR of each question defined on the form of proxy, in the notice of meeting or in the Circular.

Unless otherwise specified herein, all resolutions will be adopted by a simple majority of the votes represented at the Meeting.

Management does not know and cannot foresee at the present time any amendments or new points to be brought before the Meeting, or any adjournment thereof. If such amendments or new points were to be properly brought before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy will vote on such matters in the way they consider advisable.

NON-REGISTERED HOLDERS

The information set forth in this section should be reviewed carefully by the non-registered shareholders. Shareholders who do not hold their shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records maintained by the Corporation’s registrar and transfer agent as registered holders of shares will be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a shareholder by a broker, those shares will, in all likelihood, not be registered in the shareholder’s name. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

National Instrument 54-101 of the Canadian Securities Administrators requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the form of proxy provided directly to registered shareholders by the Corporation. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.

The vast majority of brokers now delegate responsibility of obtaining instructions from clients to Broadridge Financial Solutions Inc. (“BFSI”) in Canada. BFSI typically prepares a machine-readable voting instruction form, mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the forms to BFSI, or otherwise communicate voting instructions to BFSI (by way of the Internet or telephone, for example). BFSI then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder who receives a BFSI voting instruction form cannot use that form to vote shares directly at the Meeting. The voting instruction forms must be returned to BFSI (or instructions respecting the voting of shares must otherwise be communicated to BFSI) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through a broker or other intermediary, please contact your broker or other intermediary for assistance.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of his or her broker (or his or her broker’s agent), a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the shares as proxyholder for the registered shareholder by entering his or her own name in the blank space on the proxy form provided to him or her by his or her broker (or his or her broker’s agent) and return it to that broker (or that broker’s agent) in accordance with the broker’s instructions (or the agent’s instructions).

All references to shareholders in this Circular, the enclosed form of proxy and the notice of meeting are to the registered shareholders unless specifically stated otherwise.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as otherwise herein disclosed, none of the Directors, executive officers of the Corporation and none of the proposed nominees for election as a Director of the Corporation, nor any of their affiliates or associates have any material interest, directly or indirectly, by way of their beneficial ownership of the Shares or otherwise in any of the matters to be acted upon at the Meeting.

VOTING SHARES AND THEIR PRINCIPAL HOLDERS

The share capital of the Corporation is made of an unlimited number of Shares without par value. As at the date hereof, the Corporation had 111 823 452 Shares issued and outstanding.

To the knowledge of the Corporation’s management, as at the date of this Circular, Lake Shore Gold Corp., directly or indirectly, held a controlling interest in 21 690 000 shares of the Corporation or 19.4 % of the outstanding Shares of the Corporation.

You have the right to receive a Notice of Meeting and vote at the Meeting if you are a shareholder of the Corporation on the close of business on April 25, 2013.

Each holder of Shares is entitled to vote at the Meeting or at any adjournment thereof on the basis of one vote for each Share registered in the holder's name.

BUSINESS TO BE TRANSACTED AT THE MEETING

Financial Statements Presentation (Heading no.1 of the Notice of Meeting)

The annual financial statements of the Corporation for the year ended December 31, 2012 and the related auditor’s report, will be presented at the Meeting.

Election of the Directors (Heading no2 of the Notice of Meeting)

Under its By-laws, the Corporation is administered by a Board of Directors (the “Board of Directors”). Currently, the Corporation has 4 Directors sitting on the Board of Directors. Management proposes to elect 4 Directors at the Meeting.

The mandate of each Director elected at the Meeting expires on the date of the next Annual General Meeting of Shareholders following his election or appointment or on the date when his successor is elected or appointed, unless such Director resigns or his position becomes vacant due to his death or another reason according to the By-laws of the Corporation.

You can vote for the election of all the candidates described below, vote for the election of some of them and withhold from voting for others, or withhold from voting for all of them. Unless otherwise instructed, the persons named in the accompanying form of proxy will vote FOR the election of each of the candidates described below as director of the Corporation.

Management of the Corporation considers that none of the candidates will be unable to act as Director or no longer wishes, for any reason, to fulfill this function, but in the event of a change for any reason whatsoever before the Meeting is held, the persons mentioned in the attached Proxy Form reserve the right to vote for other candidates of their choice unless the shareholder has indicated in the form of proxy his wish to abstain from exercising the voting rights attached to his shares at the time of the election of the directors.

Nominees to the Board of Directors

Name	Office held	Director since	Number of shares beneficially owned or over which control is exercised as of April 22, 2013	Present Occupation
Philippe Giaro (1) Louvain-la-Neuve, Belgium	President, CEO and Chairman	January 14 2008	803 136 (0.72%)	President and CEO of the Corporation
Christian Guilbaud Montreal, Quebec	Director	May 18 2010	670 000 (0.60%)	Investor relations advisor
Roy Corrans (1) Sedgefield, South Africa	Director	January 14 2008	nil (0.00%)	Consulting geologist
Florent Baril (1) Boucherville, Quebec	Director	January 14 2008	204 975 (0.18%)	Metallurgical engineer, President of Bumigeme Inc., engineering firm

(1)	Members of the Audit committee.

Notes
The information relating to the number of Shares held or over which control is exercised has been provided by each nominee.

Appointment of the Auditors (Heading no3 of the Notice of Meeting)

Raymond Chabot Grant Thornton LLP, CPA, is the auditor of the Corporation. The persons mentioned in the attached Proxy Form intend to vote IN FAVOUR of the appointment of Raymond Chabot Grant Thornton LLP, CPA, as auditor of the Corporation at the Meeting and to authorize the Directors to determine its compensation, unless the signatory shareholder of the proxy has indicated his intention to withhold form voting on the appointment of the auditors.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

Interpretation

"Named Executive Officer" (“NEO”) means each of the following individuals:

(a)	the Chief Executive Officer (“CEO”);

(b)	the Chief Financial Officer (“CFO”);

(c)

each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and the Chief Financial Officer, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, for that financial year; and

(d)

each individual who would be a Named Executive Officer under paragraph (c) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of that financial year.

The NEOs who are the subject of this Compensation Discussion and Analysis are Philippe Giaro, CEO and Isabelle Gauthier, CFO.

Compensation Discussion and Analysis

The executive compensation policy of the Corporation is designed to offer competitive compensation enabling the Corporation to attract and retain qualified, high-calibre staff. It will seek to motivate executive officers to exceed strategic objectives so as to maximize the long-term return on shareholders' investment.

These strategic objectives that guide management and directors can be summarized as follows :

  Discovery of new mineralized zones

  Definition of mineral resources

  Acquisition of new mining properties that meets objectives

  Signature of joint-venture agreements

  Completion of financings that secure the continuation of the mission.

Components of Aggregate Compensation

The aggregate compensation of the NEO currently consists of one or more of the following elements:

(a)	a base monetary compensation which is competitive;

(b)	option grants designed to attract experienced personnel and encourage them to promote the Corporation’s interests and activities to the best of their knowledge; and

Base Compensation

The base cash compensation review of each NEO takes into consideration the current competitive market conditions, experience, proven or expected performance, and the particular skills of the NEO. Base compensation is not evaluated against a formal “peer group”. The Board relies on the general experience of its members in setting base compensation amounts.

Incentive compensation

Option grants are designed to attract and retain key personnel. Option grants to Beneficiaries are established by the Board of Directors on a continuous basis, based on the progress of the Corporation.

Summary Compensation Table

The following table presents information concerning all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, to NEOs by the Corporation for services in all capacities to the Corporation for the three most recently completed financial year:

Name and principal position	Year	Salary ($)	Share- based awards ($)	Option- based awards(1) ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compensation ($)
					Annual incentive plans	Long- term incentive plans
Philippe Giaro CEO	2012 2011 2010	- - -	- - -	41 028 - 12 300	- - -	- - -	- - -	109 999 (2) 130 274 128 946	151 027 130 274 141 246
Isabelle Gauthier CFO	2012 2011 2010	- - -	- - -	11 089 - 12 300	- - -	- - -	- - -	52 703 (3) 94 826 55 965	63 792 94 826 68 265

(1)

Grant date fair values of stock option awards were determined utilizing the Black-Scholes option pricing model. Assumptions utilized are disclosed in the notes to the Corporation’s financial statements.

(2)	Management fees were paid to a company controlled by Mr. Giaro
(3)	Fees for consulting financial services are paid to Mrs. Gauthier

Incentive Plan Awards - Outstanding share-based awards and option-based awards

The following table sets forth information in respect of all share-based awards and option-based awards outstanding at the end of the most recently completed financial year to the NEOs of the Corporation:

Name	Option-based Awards				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Philippe Giaro CEO	975 000 (2) 150 000 925 000	0.15 0.10 0.10	April 16, 2013 September 7, 2015 September 17, 2017	0 0 0	- - -	- - -	- - -
Isabelle Gauthier CFO	300 000 (2) 150 000 250 000	0.15 0.10 0.10	April 16, 2013 September 7, 2015 September 17, 2017	0 0 0	- - -	- - -	- - -

(1)	Based on the December 31, 2012 closing price of $0.04 for the Corporation’s common shares.
(2)	These options are expired as of the date of this circular.

Incentive Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to option-based awards and share-based awards for each NEO during the most recently completed financial year:

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Philippe Giaro CEO	-	-	-
Isabelle Gauthier CFO	-	-	-

Pension Plan Benefits

The Corporation does not have a defined benefits pension plan or a defined contribution pension plan.

Termination and Change of Control Benefits

During the most recently completed financial year there were no employment contracts, agreements, plans, or arrangements for payments to a NEO, at, following or in connection with any termination (whether voluntary, involuntary, or constructive), resignation, retirement, a change in control of the Corporation, or a change in a NEO’s responsibilities.

Director Compensation

Director Compensation Table

The following table sets forth information with respect to all amounts of compensation provided to the directors of the Corporation for the most recently completed financial year:

Name	Fees earned ($)	Share-based awards ($)	Option-based awards(1) ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Christian Guilbaud	-	-	11 089	-	-	-	11 089
Roy Corrans	-	-	6 653	-	-	-	6 653
Florent Baril	-	-	6 653	-	-	-	6 653

(1)

Grant date fair values of stock option awards were determined utilizing the Black-Scholes option pricing model. Assumptions utilized are disclosed in the notes to the Corporation’s financial statements.

Share-Based Awards, Options-Based Awards, and Non-Equity Incentive Plan Compensation

Incentive Plan Awards – Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information in respect of all share-based awards and option-based awards outstanding at the end of the most recently completed financial year to the directors of the Corporation:

Name	Option-based Awards				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in- the-money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Christian Guilbaud	300 000 50 000 150 000 250 000	0.10 0.10 0.13 0.10	May 18, 2015 September 7, 2015 January 11, 2016 September 17, 2017	0 0 0 0	-	-	-
Roy Corrans	200 000 (2) 50 000 150 000	0.15 0.10 0.10	April 16, 2013 September 7, 2015 September 17, 2017	0 0 0	-	-	-
Florent Baril	200 000 (2) 50 000 150 000	0.15 0.10 0.10	April 16, 2013 September 7, 2015 September 17, 2017	0 0 0	-	-	-

(1)	Based on the December 31, 2012 closing price of $0.04 for the Corporation’s common shares.
(2)	These options are expired as of the date of this circular.

Incentive Plan Awards–Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to option-based awards and share-based awards for the directors of the Corporation during the most recently completed financial year:

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Christian Guilbaud	-	-	-
Roy Corrans	-	-	-
Florent Baril	-	-	-

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out certain details as at December 31, 2012, the end of the Corporation’s financial year, with respect to compensation plans pursuant to which equity securities of the Corporation are authorized for issuance.

Category of the Plan	Number of securities that has to be issued with the exercise of the options	Weighted average exercise price of the options	Securities remaining to be issued as part of the Stock option Plan
Stock option Plan approved by the shareholders	8 300 000	$0.13	0
Stock option Plan not approved by the shareholders	N/A	N/A	N/A
Total	8 300 000	-	0

Stock Option Plan

The Corporation has set up a Stock Option Plan (the “Stock Option Plan”) for its officers, Directors, employees and consultants (the “Beneficiaries”) to enable them to participate in the Corporation’s growth and development. The purpose of the Stock Option Plan is to attract experienced personnel and encourage them to promote the Corporation’s interests and activities to the best of their knowledge.

Since the Corporation is designated as a « Tier 2 Company » according to the criteria of the TSX-V, it must comply with the regulatory framework of Policy 4.4 regarding stock options.

The Stock Option Plan establishes that the total number of Shares of the Corporation issuable thereunder may not exceed 8 300 000 Shares, subject to the approval of arm’s length shareholders at the present meeting. According to the Stock Option Plan, the maximum number of Shares that can be awarded to any one Beneficiary must not exceed 5% of all outstanding Shares. This is reduced to 2% if the Beneficiary is a consultant or a person conducting investors’ relations activities for the Corporation. All options awarded under the Stock Option Plan have to be exercised within five (5) years of the date of the award.

Liability Insurance

The Corporation subscribes to an insurance on behalf of its Directors and officers to cover for potential liabilities incurred in connection with their services to the Corporation. The coverage is for $1 000 000 per insurance period, with a cost is $5 500 per year and a $25 000 deductible.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

During the fiscal year ended December 31, 2012, and as at the date of this Circular, none of the directors, executive officers, employees (or previous directors, executive officers or employees of the Corporation), each proposed nominee for election as a director of the Corporation (or any associate of a director, executive officer or proposed nominee) was or is indebted to the Corporation with respect to the purchase of securities of the Corporation and for any other reason pursuant to a loan.

INTEREST OF INFORMED PERSONS IN MATERIAL OPERATIONS

None of the insiders of the Corporation, the proposed nominees for election as Director, or any of their respective associates or affiliates, has any material interest, direct or indirect, in any material transaction since the beginning of the Corporation’s most recently completed financial year, or in any proposed material transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

AUDIT COMMITTEE

Charter and Composition of the Audit Committee

The text of the Audit Committee’s charter is attached hereto as Schedule “A”.

Composition of the Audit Committee

The following are the current members of the Audit Committee:

Name	Independence	Financial Literacy
Philippe Giaro	Non-independent	Financially Literate
Florent Baril	Independent	Financially Literate
Roy Corrans	Independent	Financially Literate

Education and Relevant Experience

The education and related experience of each of the members of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is set out below:

Philippe Giaro From 1984 to 2000, Mr. Giaro held different positions from geologist to project manager for exploration companies and major mining houses such as COGEMA and Falconbridge. He was Vice president Exploration for a listed junior exploration company, Dianor Resources Inc. From 2000 to 2005, Mr. Giaro was involved in commercial development and project management for a Belgium engineering firm, Basse Sambre ERI, with a geographical focus on Europe, Northern Africa and the Middle East. In 2006, Mr. Giaro was appointed as CEO of SearchGold Resources Inc and since January 2008, he is President and CEO of Golden Share Mining Corporation. Mr. Giaro graduated in 1984 from McGill University in Montreal, Canada, with a BSc Geology (Honours).

Florent Baril is a metallurgical engineer specialized in mining operations and ore treatment. He has more than 45 years of experience in the field, including 25 years for Canadian mining companies at different levels (metallurgist, plant manager, mine manager, etc.) and more than 25 years has a consultant for Montreal engineering firms. During the years, he was responsible for the start-up of some mining operations and the construction or expansion of many crushers for precious metal, base and industrial minerals. He lead a minimum of 10 pre-feasibility and feasibility studies for mining projects in Canada, South America, Mexico, North and West Africa for Canadian and foreign companies and for international organizations such as the World Bank, the African Development Bank and CIDA.

Mr. Baril is the founder and President of BUMIGEME inc., a Montreal based engineering firm that operates nationally and internationally and he is on the board of directors of three Canadian mining companies.

Roy Corrans worked 36 years with the multinational Anglo American where he developed an expertise in exploration, evaluation and mining exploitation of base metals, uranium and industrial minerals in Africa. From 1987 to the end of 2001, he was General Manager – Exploration, Consulting geologist and Senior Vice President- Exploration at Anglo American. Since then, he works as a consultant and has consolidated his international expertise in Africa, North America, Central Asia, Europe and in the Middle-East. Specifically, Mr. Corrans was responsible for the discovery of the Epoch nickel deposit in Zimbabwe and for the Skorpion zinc oxide deposit in Namibia.

Mr. Corrans is currently Chairman of African Copper PLC which has for main asset the Dukwe copper project in Botswana. He also is a director for different mining companies based in Belgium, Luxembourg, Central Asia and South Africa. He is registered as a Professional Natural Scientist, as a member of the Geological Society of South Africa and as a member of the Society of Economic Geologists.

Audit Committee Oversight

At no time since the commencement of the Corporation’s financial year ended December 31, 2012 was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s financial year ended December 31, 2011 has the Corporation relied on the exemption provided under section 2.4 (De minimis Non-audit Services) of Regulation 52-110 respecting Audit Committees (“Regulation 52-110”) or an exemption from Regulation 52-110, in whole or in part, granted under Part 8 of Regulation 52-110 (Exemptions). However, the Corporation is not required to comply with Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations) of Regulation 52-110 given that it is a venture issuer as defined in Regulation 52-110.

Pre-Approval Policies and Procedures

The Audit Committee of the Corporation has adopted specific policies and procedures for the engagement of non-audit services as described in the Audit Committee’s charter attached hereto as Schedule “A”.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Corporation’s external auditors during the financial years ended December 31, 2012 and 2011 were as follows:

Financial Year Ended December 31	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2012	$28 355	-	$1 512	-
2011	$31 165	-	$4 255	-

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

Regulation 58-101 respecting Disclosure of Corporate Governance Practices and Policy Statement 58-201 to Corporate Governance Guidelines set out a series of guidelines for effective corporate governance. The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. Each reporting issuer, such as the Corporation, must disclose on an annual basis and in prescribed form, the corporate governance practices that it has adopted. The following is the Corporation’s required annual disclosure of its corporate governance practices.

1. BOARD OF DIRECTORS

The Board is constituted of a majority of individuals who qualify as independent directors since, of the four (4) current directors, three (3) are unrelated to the Corporation. Mr. Florent Baril, Roy Corrans and Christian Guilbaud are deemed “independent” since in the Board’s opinion, they are unrelated to management and free of all interests, business dealings or other relationships, which could or could conceivably be perceived as being able to significantly interfere with the ability of such directors to act in the best interests of the Corporation, other than the interest and relationship that arises from stock ownership.

Mr. Philippe Giaro is deemed a director who is “not independent” since he is part of senior management.

2. DIRECTORSHIPS

Mr. Florent Baril is a director for Ressources Jourdan Inc. and Cabia Goldhills Inc. Mr. Roy Corrans is a director for African Copper PLC while Mr. Philippe Giaro is Chairman of SearchGold Resources Inc. These companies all trade on Canadian Stock Exchanges.

3. ORIENTATION AND CONTINUING EDUCATION

The directors shall keep up to date and shall receive copies of all the necessary and latest information during meetings of the Boards of Directors and the Audit Committee of the Corporation. On account of the limited number of directors and the venture nature of the Corporation, no formal training system has been created.

4. ETHICAL BUSINESS CONDUCT

The Board of Directors acknowledges that it shall take on the responsibility of overseeing the competent and ethical operation of the Corporation. In order to guarantee that the directors exercise their judgment in an independent fashion when examining operations and contracts in which a director or a member of senior management has a significant interest, such transactions shall be reviewed and approved only by directors assembled together in a committee of the Board, where the director who has such an interest shall refrain from participating in the discussions and from voting on the matter. In addition, the Corporation shall take steps to ensure that directors do not undertake any transactions involving the Corporation’s stock when important information is about to be communicated.

5. NOMINATION OF DIRECTORS

The President of the Corporation shall propose to the board of directors qualified candidates to fill vacant positions on the Board of Directors.

6. COMPENSATION

The board of directors shall regularly assess the compensation policies in view of practices in the marketplace, the practices and risks typical of the industry and the inherent responsibilities of being an effective director for a TSX Venture listed company.

The Corporation’s main activity is mining exploration and, at the present time, it is not generating any profits. In order to determine the compensation of the directors and the CEO, the Board of Directors shall notably take into account the contribution made by each person to the Corporation, the financial resources available to the Corporation and the compensation given to people occupying similar positions in comparable Canadian companies. To date, the Corporation’s directors have not received any compensation in cash for the services they have rendered in their capacity as directors.

7. OTHER BOARD COMMITTEE

Apart from the Audit Committee, the Board has not other committee.

8. ASSESSMENTS

Given the small size of the Corporation, it has limited human and financial resources. The Board of directors, as a whole, is not subject to a formal evaluation. Although, the members of the Board can always freely express their opinion and suggest changes if the contribution of a member is judged unsatisfactory.

MANAGEMENT CONTRACTS

There are no management functions of the Corporation or any of its subsidiaries which are to any substantial degree performed by a person or a company other than the Directors or Executive Officers of the Corporation or any of its subsidiaries.

OTHER BUSINESS ON THE AGENDA

Management of the Corporation has no knowledge of any changes regarding the items described in the enclosed Notice of Meeting nor of any other business which could be submitted to the Meeting, except for those items mentioned in the Notice of Meeting.

However, if any change or other business is validly brought before the Meeting, the attached Proxy Form confers a discretionary power on the persons designated therein to vote as they see fit on the changes regarding any such items mentioned in the Notice of Meeting or on any other business.

ADDITIONAL INFORMATION

The Corporation financial information is included in the Financials Statements of the Corporation and notes thereto and in the accompanying Management’s Discussion and Analysis for the fiscal year ended December 31, 2012. Copies of these documents and additional information concerning the Corporation can be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

APPROVAL

The Board of Directors of the Corporation has approved the contents of the Circular and its transmittal to the shareholders.

Dated this 22nd day of April, 2013

Philippe Giaro (Signed)
CEO and Chairman

SCHEDULE A

CHARTER OF THE AUDIT COMMITTEE

Purpose

The audit committee is a standing committee of the board of directors. Its primary duty is to assist the board of directors in fulfilling its supervisory role with regard to the following:

1.	The completeness of the financial statements and the information provided to shareholders and to other persons concerned.

2.	The Corporation’s compliance with financial regulatory requirements.

3.	The accuracy and effectiveness of the internal control mechanisms implemented and maintained by management.

4.	The competency, independence and performance of the external auditor who must report to the audit committee, to the board of directors and to the shareholders.

Composition

The audit committee is comprised of at least three directors, including one chairman, who are named by the board of directors every year after the annual meeting. The majority of the committee members must not be officers or other employee of the Corporation or of an affiliate.

Each committee member must meet the requirements in matters of independence, financial knowledge and experience, the requirements of the applicable laws that govern the Corporation and the rules of the Stock Exchanges on which the Corporation’s shares are listed as well as the requirements of competent securities authorities.

The board of directors may, at any time, terminate a committee member’s duties or replace him or her and it must fill vacant positions on the committee.

Structure and functioning

The chairman of the board, the chairman of the committee or two members of the committee may call a committee meeting at any time. The committee meets as required but not less than four times per year. Quorum is reached where two members are present at committee meetings, irrespective of their status, and the composition thereof must comply with the requirements of the Canada Business Corporations Act.

The chairman of the committee, in cooperation with the chairman of the board, draws up the agenda for each committee meeting taking into account the items appearing in the committee’s activity program which is approved each year by the board of directors. At each meeting, the committee may also sit privately with only the committee members in attendance. The committee may retain the services of special consultants, where it deems it expedient, at the expense of the Corporation.

The chairman of the committee or the person appointed by him or her submits a committee activity report to the board of directors after each meeting and makes recommendations to the board of directors regarding issues that require board approval.

1

Each year, the committee reviews this charter and the items appearing in the committee activity program and, where necessary, recommends changes to the board of directors so that it will approve them. The committee will prepare a report to be attached to the proxy documents regarding the annual meeting. Together with the board of directors, the committee evaluates and considers the committee’s annual performance.

Duties and responsibilities of the audit committee and review

1.

Review the unaudited interim financial statements and management’s analysis of the financial situation and operating results with management and the external auditors by addressing, in particular, with the external auditors, questions that must be the subject matter of discussion pursuant to the generally accepted auditing standards that apply to the Corporation.

2.	Review the press releases announcing the Corporation’s financial results.

3.	Review with management and the external auditors, after completion of the annual audit:

(a) the audited annual financial statements;

(b) the audit of the annual financial statements made by the external auditor as well as the latter’s report thereon;

(c) management’s analysis of the financial situation and operating results;

(d) any material change that had to be made to the external audit plan;

(e) any material question brought to management’s attention during the audit, including any restriction on the scope of activities or access to information;

(f) any question related to the performance of the audit that must be the subject matter of discussion pursuant to the generally accepted auditing standards that apply to the Corporation.

4.

Ensure that the external auditor is convinced that judgment and accounting estimates made by management as well as the accounting principles chosen by management reflect the adequate application of generally accepted accounting principles.

5.	Review the Corporation’s main accounting policies and methods with management and the external auditor.

6.

Ensure the independence of the external auditor, given the requirements in respect thereto provided by the laws governing the Corporation and by the applicable rules of the Stock Exchanges on which the Corporation’s shares are listed. At least once a year, the external auditor submits a written statement to the committee outlining all its relations with the Corporation; the committee reviews it with him or her and, where necessary, recommends that the board take the requisite measures to ensure the independence of the external auditors and their responsibility toward the committee and the board.

7.	Evaluate the performance of the external auditor and recommend to the board the appointment or, where it deems it expedient, the replacement of the external auditor subject to shareholder approval.

8.

Consider, review and approve the services offered by the external auditor and the fees to be paid to the external auditors with regard to the audit, to the related services rendered and to other services that are provided for by law and that comply with the guidelines established by the board limiting the recourse to the services of the external auditor.

2

9.	Review with the external auditor and management the general scope of the annual audit plan and the resources that the external auditor will devote to the audit.

10.	Require that management implement and maintain appropriate internal control mechanisms and review, evaluate and approve such mechanisms.

11.

Review and discuss with the chief executive officer and chief financial officer the certificates related to the communication of the financial information and to the controls which such officers must file with securities authorities pursuant to the law.

12.	Discuss the qualifications required to be a financial expert and determine if a committee member is a financial expert and ensure that the committee members have the financial knowledge.

13.	Approve the methods established to deal with complaints, including anonymous complaints made by employees, regarding issues related to accounting, internal control and audit.

14.	Review the Corporation’s practices to ensure that any transaction made with affiliates and likely to adversely affect the solvency or the stability of the Corporation is identified.

15.

Perform the other duties or exercise the powers that the board may, on a timely basis, entrust or assign to the committee as well as any other duty which the law, regulations or the applicable rules of the Stock Exchanges might impose on an audit committee.

3